Exhibit 99.1

PRESS RELEASE

United Petroleum Transports and
Patriot Transportation Holding Conclude Acquisition

OKLAHOMA CITY, OKLAHOMA – December 21, 2023 – United Petroleum Transports, Inc. (UPT) and Patriot Transportation Holding, Inc. (Patriot), closed on UPT’s previously announced acquisition of Patriot and its wholly owned subsidiary, Florida Rock and Tank Lines, Inc. (Florida Rock). Patriot shareholders approved the transaction at a special meeting of shareholders on December 19, 2023. UPT and Patriot finalized the transaction today. Under the terms of the merger, UPT acquired all outstanding shares of Patriot common stock for $16.26 per share in cash, valuing Patriot at approximately $66.2 million. Patriot will now transition from a publicly traded company to a privately held entity and was de-listed from the NASDAQ Global Select Market. Florida Rock will retain its operating footprint and continue to operate under its historical brand.

UPT’s President & CEO, Matt Herndon, commented, “We are extremely grateful for all the work performed by so many individuals who made this transaction possible. Since the initial announcement, Florida Rock’s team has effectively collaborated with UPT in planning to enhance operational outcomes with a shared goal of increasing profitability and service to customers.”

The combination of these companies creates a top ten bulk tank carrier by revenue, with operations stretching from Arizona to Florida and over 1,000 professional drivers and 30 terminals. The joining of both companies will also result in enhanced services for current and new customers while continuing UPT’s motto of “Seamless delivery…every time.”

About UPT
Founded in 1966, United Petroleum Transports is the largest carrier of motor fuels, aviation fuels and chemicals in the Southwest, with Customer Service Centers in Alabama, Arizona, Georgia, Kansas, New Mexico, Oklahoma and Texas. Headquartered in Oklahoma City, UPT is a leader in the tank truck industry, with a professional driver base of more than 670 professional drivers who safely and dependably serve UPT customers across the USA and Canada.

About Patriot Transportation Holding, Inc.
Patriot conducts business through its wholly owned subsidiary, Florida Rock. Florida Rock transports petroleum and other liquids and dry bulk commodities. A large portion of Florida Rock’s business consists of hauling liquid petroleum products (mostly gas and diesel fuel) from large scale fuel storage facilities to the customers’ retail outlets (e.g., convenience stores, truck stops and fuel depots) where it off-loads the product into its customers’ fuel storage tanks for ultimate sale to the retail consumer. Florida Rock also hauls dry bulk commodities such as cement, lime and various industrial powder products, water and liquid chemicals. Florida Rock currently operates 19 terminals in addition to numerous truck domicile locations throughout the Southeast. With one of the most modern tank fleets available in the industry, Florida Rock is composed of more than 300 tractors and 400 trailers.

Important Contacts

United Petroleum Transports	United Petroleum Transports
Matt Herndon	Erick Harris
President & Chief Executive Officer	Vice President of Legal Services
mherndon@drive4upt.com	eharris@drive4upt.com